Exhibit 99.1

Egalet Announces Pricing of Public Offering of Common Stock

Wayne, Pa., — July 28, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative pain treatments, today announced the pricing of an underwritten public offering of 6,666,667 shares of its common stock at a public offering price of $11.25 per share. The gross proceeds to Egalet from this offering are expected to be approximately $75 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Egalet. The Company has granted to the underwriters participating in the offering a 30-day option to purchase up to an additional 1,000,000  shares of common stock at the public offering price. The Company expects that the closing of the offering will take place on July 31, 2015, subject to the satisfaction of customary closing conditions. All of the shares in the offering are to be sold by Egalet.

Egalet anticipates using the net proceeds from the offering to fund research and development, including life cycle management for SPRIX® (ketorolac tromethamine) Nasal Spray and OXAYDO™ (oxycodone HCI, USP), to expand its commercial sales and marketing efforts, and for general corporate purposes, including potential business development opportunities.

Stifel and Guggenheim Securities are acting as joint bookrunning managers for the offering.

The securities described above are being offered by the Company pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on on May 6, 2015.  A preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. The offering is being made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104 or via telephone at (415) 364-2720 or via email at syndprospectus@stifel.com and Guggenheim Securities, LLC at 330 Madison Avenue, New York, NY 10017 or at (212) 518-9658.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is unlawful.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com.

Please see full prescribing information for OXAYDO at oxaydo.com and full prescribing information for SPRIX at sprix.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. The proposed offering is subject to market conditions and customary closing conditions. There can be no assurance that the offering will be consummated on favorable terms or at all. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275